Exhibit 99.1

Our Assets

Our primary operating assets consist of:

Facility	Location	Year Acquired	Total Sales Volume for the Nine Months Ended September 30, 2024 (in Barrels per Day)	Products
Calumet Packaging	Louisiana	2012	1,370	Specialty products including premium industrial and consumer synthetic lubricants, fuels and solvents
Royal Purple	Texas	2012	371	Specialty products including premium industrial and consumer synthetic lubricants
Missouri	Missouri	2012	166	Specialty products including polyol ester-based synthetic lubricants
Karns City	Pennsylvania	2008	1,720	Specialty white mineral oils, solvents, petrolatums, gelled hydrocarbons, cable fillers and natural petroleum sulfonates
Dickinson	Texas	2008	537	Specialty white mineral oils, compressor lubricants and natural petroleum sulfonates
Cotton Valley	Louisiana	1995	5,201	Specialty solvents used principally in the manufacture of paints, cleaners, automotive products and drilling fluids
Princeton	Louisiana	1990	5,042	Specialty lubricating oils, including process oils, base oils, transformer oils, refrigeration oils and asphalt
Shreveport	Louisiana	2001	45,331	Specialty lubricating oils and waxes, gasoline, diesel, jet fuel and asphalt
Montana Refining	Montana	2012	13,487	Specialty asphalt, gasoline, diesel and jet fuel
Montana Renewables	Montana	2021	10,709	Renewable diesel, sustainable aviation fuel, renewable hydrogen, renewable natural gas, renewable propane and renewable naphtha

Summary Historical Consolidated Financial and Operating Data

The summary historical consolidated financial and operating data as of and for the years ended December 31, 2023, 2022 and 2021 set forth below are derived from our audited consolidated financial statements and are qualified in their entirety by, and should be read in conjunction with, our consolidated financial statements and notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our 2023 Annual Report.

The summary historical condensed consolidated financial and operating data as of September 30, 2024 and for the nine months ended September 30, 2024 and 2023 set forth below are derived from our unaudited condensed consolidated financial statements and are qualified in their entirety by, and should be read in conjunction with, our unaudited condensed consolidated financial statements and notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024. The preparation of the unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the applicable reporting period. Actual results could differ from those estimates. The summary unaudited condensed consolidated financial data reflects all adjustments that, in the opinion of management, are necessary to present fairly the results of operations for the interim periods presented. All adjustments are of a normal nature, unless otherwise disclosed. The results of operations for the nine months ended September 30, 2024 are not necessarily indicative of the results that may be expected for the year ending December 31, 2024.

Although the financial condition and results of operations of our Existing Unrestricted Subsidiaries have been consolidated with our financial condition and results of operations, the Existing Unrestricted Subsidiaries are not guarantors of the notes offered hereby and, as unrestricted subsidiaries, are not subject to the covenants under the indenture governing the notes offered hereby.

	Nine Months Ended September 30,		Year Ended December 31,
	2024	2023	2023	2022	2021
	(in millions)
	(As Restated and Recast)
	(unaudited)
Summary of Operations Data:
Sales	$3,239.9	$3,204.5	$4,181.0	$4,686.3	$3,148.0
Cost of sales	3,092.7	2,774.9	3,729.3	4,334.6	3,005.1

Gross profit	147.2	429.6	451.7	351.7	142.9

Operating costs and expenses:
Selling	43.7	41.4	54.9	53.9	52.8
General and administrative	101.0	103.0	133.0	143.4	151.1
Other operating (income) expense	17.1	4.1	(3.4)	22.5	24.6

Operating income (loss)	(14.6)	281.1	267.2	131.9	(85.6)

Other income (expense):
Interest expense	(175.3)	(163.7)	(221.7)	(175.9)	(149.5)
Debt Extinguishment Costs	(0.3)	(5.5)	(5.9)	(41.4)	(0.5)
Gain (loss) on derivative instruments	9.6	(14.5)	9.9	(81.7)	(23.3)
Other income (expense)	0.7	0.1	0.2	(2.8)	0.3

Total other expense	(165.3)	(183.6)	(217.5)	(301.8)	(173.0)

Net income (loss) before income taxes	(179.9)	97.5	49.7	(169.9)	(258.6)
Income tax expense	1.4	1.4	1.6	3.4	1.5

Net income (loss)	(181.3)	96.1	48.1	(173.3)	(260.1)

Earnings per share:
Basic	$(2.21)	$1.20	$0.60	$(2.18)	$(3.29)
Diluted	$(2.21)	$1.20	$0.60	$(2.18)	$(3.29)

Average number of common shares outstanding:
Basic	82,158,405	80,046,930	80,075,530	79,336,283	78,980,839
Diluted	82,158,405	80,148,519	80,075,530	79,336,283	78,980,839

Net income (loss)	$(181.3)	$96.1	$48.1	$(173.3)	$(260.1)
Other comprehensive income (loss):
Defined benefit pension and retiree health benefit plans	0.2	0.2	1.1	1.8	2.2

Total other comprehensive income (loss)	0.2	0.2	1.1	1.8	2.2

Comprehensive income (loss) attributable to stockholders’ equity	$(181.1)	$96.3	$49.2	$(171.5)	$(257.9)

	Nine Months Ended September 30,		Year Ended December 31,
	2024	2023	2023	2022	2021
	(in millions, except operating data)
	(As Recast)
	(unaudited)
Balance Sheet Data (at period end):
Property, plant and equipment, net	$1,453.3	$1,526.9	$1,506.3	$1,482.0	$949.7
Total assets	$2,640.1	$2,804.8	$2,751.3	$2,741.0	$2,127.9
Accounts payable	$321.6	$342.1	$322.0	$442.0	$301.0
Long-term debt, less current portion	$1,659.0	$1,608.2	$1,829.7	$1,540.1	$1,418.8
Total stockholders’ equity	$(672.2)	$(443.2)	$(490.3)	$(533.3)	$(385.1)

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